                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                         Date of Report: August 14, 2003
                                         ---------------
                        (Date of earliest event reported)


                         TRAVELCENTERS OF AMERICA, INC.
                        --------------------------------
             (Exact name of Registrant as specified in its charter)


           Delaware                       333-52442              36-3856519
---------------------------------      ---------------     -------------------
(State or other jurisdiction            (Commission          (I.R.S. employer
     of incorporation)                  file number)       identification no.)



24601 Center Ridge Road, Suite 200, Westlake, Ohio               44145-5639
-------------------------------------------------------------------------------
    (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code:   (440) 808-9100
                                                     ----------------

ITEM 5.  OTHER EVENTS

         Our annual report on the Form 10-K for the year ended December 31, 2002 was reviewed by the Securities and Exchange Commission (the "SEC") and we received a comment letter, dated April 11, 2003, from the SEC following its review. The comments in the SEC letter focused mainly on supplemental disclosure for items related to references to non-GAAP financial measures (i.e. Adjusted EBITDA), our accounting for the value of the initial and contingent warrants issued with our Senior Subordinated Notes in November 2000, recognition of rent expense for operating leases with rent escalation clauses, and operating lease accounting treatment for our master lease agreement which expires on September 6, 2006. The SEC's comment letter also requested that we make additional disclosures in future filings and provide them with certain supplemental information.

         We responded to the SEC's comment letter on May 14, 2003, with respect to all of the supplemental information requested as well as sample disclosures that we undertake to include in our future filings. After reviewing our response letter, the SEC issued additional comments in their letter dated May 27, 2003. That comment letter requested that we restate our financial statements specifically with respect to our recognition of rent expense for certain operating leases and for debt discount recognition and amortization. Over a period of several weeks, we engaged the staff of the SEC in a dialogue regarding, and provided the staff of the SEC additional information pertaining to, our specific facts and circumstances with respect to the request to restate. After reviewing all of the information presented throughout this process, the Company concluded that it was appropriate to restate certain of its previously issued financial statements. Consequently, we are in the process of effecting the restatement. We responded to the SEC's second comment letter on August 8, 2003, providing the SEC sample disclosures and restated financial data to be included in our Form 10-Q for the quarter ended June 30, 2003. We also provided other supplemental information in response to the SEC's request. We believe we have adequately responded to the concerns raised by the SEC that affect financial statement balances. However, there can be no assurance that the SEC will not have further comments or requests that we disclose additional information or make additional filings. We will seek to expeditiously resolve the remaining issues in the SEC's letter or any additional matters the SEC may wish to address.

DISCUSSION REGARDING RESTATEMENT ADJUSTMENTS

         The adjustments recorded to effect the restatement were of three general types: (1) entries to correct our accounting for operating lease rent expense, (2) entries to correct both our accounting for the recognition of debt discount related to stock warrants issued with debt and the amortization of that debt discount into interest expense, and (3) entries to record certain other restatement adjustments that generally reflect timing differences between years, the net effects of which were immaterial to our consolidated financial statements taken as a whole in the prior years in which they arose and most of which had been recorded in a subsequent period prior to 2003. The total effect of the various adjustments on our statement of operations was a $2.0 million reduction in our net earnings over the period from January 1, 1998 through March 31, 2003. The effects of the various adjustments on our balance sheet as of March 31, 2003 were a $2.5 million increase in other noncurrent liabilities, a $2.3 million reduction in nonredeemable stockholders' equity, a $1.4 million reduction in property and equipment, a $0.3 million increase in long-term debt and an increase in net deferred tax assets of $1.9 million. The restatement adjustments had no effect on our previously reported cash balances. Neither the restatement adjustments nor our revised accounting for operating leases and debt discount amortization will have any effect on our future cash balances, cash expenditures or liquidity.

         The effect of the restatement adjustments on Adjusted EBITDA for the year ended December 31, 2001 was an increase of $154,000 from $105,035,000 as previously reported to $105,189,000 as restated. The effect of the restatement adjustments on Adjusted EBITDA for the year ended December 31, 2002 was a decrease of $16,000 from $113,577,000 at previously reported to $113,561,000 as restated. The restatement adjustments had no effect on Adjusted EBITDA for the quarter ended March 31, 2003, and will have no effect on our Adjusted EBITDA for the year ending December 31, 2003. See further discussion of the effects of the restatement adjustments on Adjusted EBITDA and our debt covenant compliance under the heading "Summary of Restatement Effects on Adjusted EBITDA and Debt Covenant Compliance." The various adjustments recorded to prior years as part of the restatement have no effect on our cash flows and liquidity and do not result in a violation of our debt covenants for any period. However, our restated statement of cash flows data included herein reflects a reclassification, from inclusion in operating cash flows to inclusion in financing cash flows, of the effect on cash of the increase or decrease each period of the amount of checks drawn in excess of bank balances.

         Operating lease rent expense. We have revised our accounting for certain of our operating leases that contain scheduled rent increases or for which rent payments are based on a variable interest rate to recognize rent expense on a straight-line basis over the lease term, regardless of the actual rent payments we are required by the lease to make each period. We were not accruing rent expense for such leases in accordance with FAS 13, "Accounting for Leases," FAS 29, "Determining Contingent Rentals," and related pronouncements. Under these pronouncements, we are required to recognize rent expense on a straight-line basis over the lease term.

         Of the operating leases covering 30 of our sites, our headquarters and our distribution center, we have eight leases that contain scheduled rent increases during the lease term and we have the master lease facility covering eight sites for which a component of the rent payments is based on interest rates that reset quarterly. For all of our leases, prior to 2003, we recognized rent expense to the extent of the amounts actually payable each period, but failed to record an increase or decrease in rent expense for the difference between the straight-line amount for each lease and the amounts actually payable. For the leases with scheduled rent increases, because the rent payments increase over time, we underaccrued rent expense by not recognizing the effect of future rent payment increases. For our master lease agreement, for which quarterly rent payments are based on a variable interest rate that adjusts each quarter and a declining balance on which the interest component of rent is determined, we overaccrued rent expense by not recognizing the effect of future rent payment decreases. The net effect of these misstatements was an understatement of rent expense each year, resulting in an understatement of noncurrent liabilities and an overstatement of nonredeemable stockholders' equity. The accounting for all of our operating leases was brought into compliance with the applicable pronouncements beginning with the first quarter of 2003 and, accordingly, no adjustment to our first quarter results is required as a result of this matter.

         Debt discount amortization. Each of the Subordinated Notes we issued in November 2000 was accompanied by four warrants to purchase our common stock, three initial warrants that were exercisable in November 2001 and one contingent warrant that could become exercisable based on a maximum leverage ratio at December 31, 2002. In accounting for the issuance of the Notes and warrants, we did not originally allocate value to the contingent warrants. As a result, the recorded amount of debt discount and additional paid-in capital were both understated at the time of issuance by $1,450,000 and the interest expense related to debt discount amortization was understated for each of the years ended December 31, 2000, 2001 and 2002. We had previously recorded this additional amount of debt discount in March 2003 when the contingent warrants became exercisable. In March 2003, we also previously recorded an additional $283,000 of debt discount amortization to bring the debt discount to its proper balance as of March 31, 2003.

         Other adjustments. In addition, we have made certain other restatement adjustments, including adjustments to the tax provision, that had not been recorded in the years in which they arose and which were determined to be immaterial to our consolidated financial statements taken as a whole in those prior years. These restatement adjustments generally reflect timing errors between years and most of the adjustments had been recorded in the year following the year they arose. Accordingly, the primary effect of these other adjustments was to present the amounts in the proper year or quarter. As of December 31, 2002, the net effect of reflecting these other restatement adjustments in the proper periods was a $0.9 million net reduction in our accumulated deficit and total nonredeemable stockholders' equity, all of which effect was related to previously unrecorded depreciation expense-related adjustments.

         We expect to complete the restatement of our prior year financial statements, including related audit procedures being conducted by our independent accountants, in the next several weeks. When the restatement is complete, we will then file an amended Annual Report on Form 10-K/A for the year ended December 31, 2002 and an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003.

SUMMARY OF RESTATEMENT ADJUSTMENTS

         The following table summarizes the effects of the restatement adjustments on our previously issued financial statements by type of adjustment and by the affected captions in our statement of operations and comprehensive income:


                                                                       YEAR ENDED               THREE MONTHS ENDED
                                                                       DECEMBER 31,                  MARCH 31,
                                                            -------------------------------     -------------------
                                                              2000        2001        2002        2002        2003
                                                            -------     -------     -------     -------     -------
                                                                           (IN THOUSANDS OF DOLLARS)
Summary of restatement adjustments by type
------------------------------------------
- increase (decrease) to income
-------------------------------
(loss) before income taxes:
---------------------------

   Straight-line lease rent expense ....................    $  (856)    $  (493)    $  (605)    $   142  $        -
   Debt discount amortization ..........................         (9)       (106)       (137)        (33)        283
   Other matters .......................................       (714)       (685)        456         (89)        112
                                                            -------     -------     -------     -------     -------

   Net effect of restatement adjustments on
     income (loss) before income taxes -
     increase (decrease) in income (loss)
     before income taxes ...............................    $(1,579)    $(1,284)    $  (286)    $    20     $   395
                                                            =======     =======     =======     =======     =======


Summary of restatement adjustments by caption - increase
--------------------------------------------------------
(decrease) to income (loss) before income taxes:
------------------------------------------------

   Total revenues ......................................    $  (692)    $    (3)    $ 1,141     $  (430) $        -
   Total cost of goods sold (excluding
     depreciation) .....................................        400           -           -           -           -
   Operating expenses ..................................     (1,356)         68      (2,017)         39           -
   Selling, general and administrative
     expenses ..........................................          -        (404)        255         326           -
   Depreciation and amortization expenses
     expense ...........................................         78        (839)        472         118         112
   Interest and other financial
     costs, net ........................................         (9)       (106)       (137)        (33)        283
                                                            -------     -------     -------     -------     -------
   Net effect of restatement adjustments on
     income (loss) before income taxes -
     increase (decrease) in income (loss) ..............    $(1,579)    $(1,284)    $  (286)    $    20     $   395
                                                            =======     =======     =======     =======     =======

SUMMARY OF UNAUDITED RESTATED FINANCIAL DATA

         The following tables present a summary of our balance sheet, statement of operations and statement of cash flows data as previously reported and as restated as a result of the restatement adjustments summarized above.


                                                                 YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------
                                               2000                       2001                        2002
                                    -------------------------   -------------------------  --------------------------
                                         AS                         AS                         AS
                                     PREVIOUSLY                 PREVIOUSLY                 PREVIOUSLY
                                      REPORTED    AS RESTATED    REPORTED    AS RESTATED    REPORTED    AS RESTATED
                                    ------------  -----------   -----------  ------------  -----------  ------------
                                                               (IN THOUSANDS OF DOLLARS)

Statement of operations data:
----------------------------
   Total revenues...................  $2,060,045   $2,059,353    $1,935,015    $1,935,012   $1,870,447    $1,871,588
   Cost of goods sold (excluding
     depreciation)..................   1,611,320    1,610,920     1,467,753     1,467,753    1,389,680     1,389,680
                                      ----------   ----------    ----------    ----------   ----------    ----------
   Gross profit (excluding
     depreciation)..................     448,725      448,433       467,262       467,259      480,767       481,908
   Operating expenses...............     308,480      309,836       325,736       325,668      330,206       332,223
   Selling, general and
     administrative expenses........      38,160       38,160        38,279        38,683       38,073        37,818
   Transition expense...............         996          996             -             -            -             -
   Merger and recapitalization
     expense........................      22,004       22,004             -             -            -             -
   Depreciation and amortization
     expense........................      62,768       62,690        63,508        64,347       60,773        60,301
   Gain on sales of property and
     equipment......................      (1,462)      (1,462)       (1,788)       (1,788)      (1,089)       (1,089)
   Stock compensation expense
     (benefit)......................      (1,362)      (1,362)            -             -            -             -
                                      ----------   ----------    ----------    ----------   ----------    ----------
   Income from operations...........      19,141       17,571        41,527        40,349       52,804        52,655
   Interest and other financial
     costs, net.....................     (47,143)     (47,152)      (57,818)      (57,924)     (51,286)      (51,423)
   Provision (benefit) for income
     taxes..........................      (4,088)      (4,708)       (6,449)       (7,521)         508           (39)
   Extraordinary loss, net of tax
     benefits.......................     (13,800)     (13,800)            -             -            -             -
                                      ----------   ----------    ----------    ----------   ----------    ----------
   Net income (loss)................  $  (37,714)  $  (38,673)   $   (9,842)   $  (10,054)  $    1,010    $    1,271
                                      ==========   ===========   ==========    ===========  ==========    ==========

   Accumulated deficit at
     beginning of period............  $  (24,764)  $  (26,044)   $ (191,746)   $ (193,985)  $ (201,588)   $ (204,039)
                                      ===========  ===========   ===========   ===========  ==========    ==========

Statement of cash flows data:
----------------------------
   Cash provided by operating
     activities.....................  $   65,952   $   65,106    $   37,106    $   30,381   $   61,512    $   75,574
   Cash used in investing activities     (77,115)     (77,115)      (46,234)      (46,234)     (42,110)      (42,110)
   Cash provided by (used in)
     financing activities...........      22,142       22,988            (3)        6,722      (25,243)      (39,305)
                                      ----------   ----------    -----------   ----------   -----------   ----------
   Net increase (decrease) in
     cash...........................  $   10,979   $   10,979    $   (9,131)   $   (9,131)  $   (5,841)   $   (5,841)
                                      ==========   ==========    ===========   ===========  ===========   ===========

                                                                       THREE MONTHS ENDED MARCH 31,
                                                   ---------------------------------------------------------------------
                                                                 2002                               2003
                                                   ---------------------------------- ----------------------------------
                                                    AS PREVIOUSLY                      AS PREVIOUSLY
                                                       REPORTED        AS RESTATED        REPORTED       AS RESTATED
                                                   ---------------------------------- ----------------------------------
                                                                        (IN THOUSANDS OF DOLLARS)

Statement of operations data:
----------------------------
   Total revenues..................................   $  397,055        $  396,625       $  563,931       $  563,931
   Cost of goods sold (excluding depreciation).....      286,286           286,286          448,199          448,199
                                                      ----------        ----------       ----------       ----------
   Gross profit (excluding depreciation)...........      110,769           110,339          115,732          115,732
   Operating expenses..............................       80,712            80,673           82,845           82,845
   Selling, general and  administrative expenses...        9,755             9,429           10,090           10,090
   Depreciation and amortization expense...........       14,211            14,093           14,685           14,573
   (Gain) loss on sales of property and equipment..            8                 8              (32)             (32)
                                                      ----------        ----------       ----------       ----------
   Income from operations..........................        6,083             6,136            8,144            8,256
   Interest and other financial costs, net.........      (12,906)          (12,939)         (12,046)         (11,763)
   Benefit for income taxes........................       (2,063)           (2,056)          (1,384)          (1,229)
   Cumulative effect of a change in accounting
     principle, net of taxes.......................            -                 -             (253)            (253)
                                                      ----------        ----------       ----------       ----------
   Net (loss)......................................   $   (4,760)       $   (4,747)      $   (2,771)      $   (2,531)
                                                      ==========        ==========       ==========       ==========

Accumulated deficit at beginning of period.........   $ (201,588)       $ (204,039)      $ (200,578)      $ (202,768)
                                                      ==========        ==========       ==========       ==========

Statement of cash flows data:
-----------------------------
   Cash provided by operating activities...........  $    20,168       $    27,538      $     21,602     $    20,053
   Cash used in investing activities...............      (10,293)          (10,293)         (14,053)         (14,053)
   Cash provided by (used in) financing activities.       (5,870)          (13,240)           1,736            3,285
   Effect of exchange rate changes on cash.........            -                 -               13               13
                                                     -----------       -----------      -----------      -----------
     Net increase (decrease) in cash...............  $     4,005       $     4,005      $     9,298      $     9,298
                                                     ===========       ===========      ===========      ===========

                                       DECEMBER 31, 2001           DECEMBER 31, 2002             MARCH 31, 2003
                                  ---------------------------- --------------------------- ---------------------------
                                       AS                           AS                          AS
                                   PREVIOUSLY                   PREVIOUSLY                  PREVIOUSLY
                                    REPORTED     AS RESTATED     REPORTED    AS RESTATED     REPORTED    AS RESTATED
                                  -------------- ------------- ------------- ------------- ------------- -------------

Balance sheet data:
------------------
   Cash...........................  $   19,888     $   19,888    $   14,047    $   14,047    $   23,345    $   23,345
   Accounts receivable, net.......      43,856         44,856        44,295        44,295        59,011        59,011
   Inventories....................      57,419         57,419        61,937        61,937        61,706        61,706
   Deferred income taxes..........       5,044          4,347         4,221         4,222         4,323         4,323
   Other current assets...........       8,121          8,389         8,164         8,164         7,773         7,773
                                    ----------     ----------    ----------    ----------    ----------    ----------
     Total current assets.........     134,328        134,899       132,664       132,665       156,158       156,158
   Property and equipment, net....     461,167        459,200       445,692       444,197       447,324       445,941
   Goodwill (1)...................      23,561         19,343        25,908        23,585        23,585        23,585
   Deferred financing costs, net..      30,202         30,202        27,452        27,452        26,631        26,631
   Deferred income taxes..........      19,908         21,738        16,069        17,781        17,554        19,228
   Other noncurrent assets........      10,690         14,558        12,764        15,087        15,145        15,145
                                    ----------     ----------    ----------    ----------    ----------    ----------
     Total assets.................  $  679,856     $  679,940    $  660,549    $  660,767    $  686,397    $  686,688
                                    ==========     ==========    ==========    ==========    ==========    ==========

   Current maturities of long-
     term debt....................  $    3,409     $    3,409    $    3,460    $    3,460    $    3,460    $    3,460
   Accounts payable...............      60,429         60,429        58,512        58,512        74,713        74,713
   Other accrued liabilities......      43,541         43,695        51,440        51,339        58,986        58,995
                                    ----------     ----------    ----------    ----------    ----------    ----------
     Total current liabilities....     107,379        107,533       113,412       113,311       137,159       137,168
   Long-term debt (net of
     unamortized discount)........     548,869        547,534       525,131       523,934       525,699       526,036
   Deferred income taxes..........       2,851          2,509         2,364         2,107         2,361         2,111
   Other noncurrent
     liabilities..................       7,857         10,465         3,696         6,209         5,954         8,465
                                    ----------     ----------    ----------    ----------    ----------    ----------
     Total liabilities............     666,956        668,041       644,603       645,561       671,173       673,780
   Redeemable equity..............         565            565           681           681           900           900
   Common stock and other
     stockholders' equity.........     213,923        215,373       215,843       217,293       217,673       217,307
   Accumulated deficit............    (201,588)      (204,039)     (200,578)     (202,768)     (203,349)     (205,299)
                                    ----------     -----------   ----------    ----------    ----------    -----------
     Total nonredeemable
       stockholders' equity.......      12,335         11,334        15,265        14,525        14,324        12,008
                                    ----------     ----------    ----------    ----------    ----------    ----------
     Total liabilities and equity.  $  679,856     $  679,940    $  660,549    $  660,767    $  686,397    $  686,688
                                    ==========     ==========    ==========    ==========    ==========    ==========



(1) This caption formerly included all intangible assets. As restated, the balance includes only goodwill. The net carrying value of all of our other intangible assets as been reclassified into other noncurrent assets.


SUMMARY OF RESTATEMENT EFFECTS ON ADJUSTED EBITDA AND DEBT COVENANT COMPLIANCE

         Adjusted EBITDA, as used here, is based on the definition for "EBITDA" in our bank debt agreement and consists of net income plus the sum of (a) income taxes, (b) interest expense, net, (c) depreciation, amortization and other noncash charges, (d) transition expense, (e) extraordinary losses and cumulative effects of accounting changes and (f) the costs of the merger and recapitalization transactions. We have included this information concerning Adjusted EBITDA because Adjusted EBITDA is a primary component for calculating the financial ratio covenants in our debt agreements. We also use Adjusted EBITDA as a basis for determining bonus payments to our corporate and site-level management employees and as a key component in the formula for calculating the fair value of our redeemable common stock and stock options. Such bonus payments were not overstated in prior years as a result of the matters to which our restatement adjustments are related, as described earlier in this report. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, net income, income from operations, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles. While the non-GAAP measures "EBITDA" and "Adjusted EBITDA" are frequently used by other companies as measures of operations and/or ability to meet debt service requirements, Adjusted EBITDA as we use the term is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

         We consider our Senior Credit Facility to be a material agreement. A majority of our outstanding indebtedness has been borrowed under the Senior Credit Facility. Further, the Senior Credit Facility requires us to maintain compliance with a variety of affirmative and negative covenants which primarily act to limit the types of business activities we can undertake; limits the amounts we can spend for items such as capital expenditures, dividends and distributions, investments, operating leases, etc.; and limits the amount of additional indebtedness we can incur and the liens that can be placed on our assets. We have maintained compliance with all of these covenants for all periods presented and expect to remain in compliance with all of the debt covenants to which we are subject through the remainder of 2003. Of the many debt covenants to which we are subject, there are two primary financial ratio covenants against which our quarterly results are compared. These two key debt covenant financial ratios are (a) an interest expense coverage ratio and (b) a leverage ratio. The interest expense coverage ratio is calculated by dividing Adjusted EBITDA for the trailing four quarters by interest expense (excluding the interest expense related to the amortization of debt discount and deferred financing costs) for the trailing four quarters. The leverage ratio is calculated by dividing net debt by Adjusted EBITDA for the trailing four quarters. Net debt is calculated by subtracting from total debt the cash balance in excess of $2.5 million. Failure to meet either of the financial ratio debt covenants could result in the lenders under our Senior Credit Facility declaring our indebtedness under the Senior Credit Facility immediately due and payable. However, the more likely consequence would be the negotiation of a waiver and/or amendment of the covenants, which is reasonably likely to require us to pay a significant amount of fees to the lenders and legal counsel and to further limit our ability to make cash disbursements, such as for capital expenditures. The following table sets forth the calculation of Adjusted EBITDA and information related to the debt covenant financial ratios.


                                                                                                     THREE MONTHS
                                                                                                         ENDED
                                                                 YEAR ENDED DECEMBER 31,               MARCH 31,
                                                      --------------------------------------------    --------------
                                                           2000            2001           2002             2003
                                                        (RESTATED)      (RESTATED)     (RESTATED)       (RESTATED)
                                                      --------------------------------------------------------------
                                                                (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)

 Net income (loss).................................... $   (38,673)    $   (10,054)    $     1,271    $    (2,531)
 Adjustments to reconcile net income (loss) to
     Adjusted EBITDA:
    Cumulative effect of a change in accounting
       principle, net of related taxes................           -               -               -            253
    Extraordinary loss, net of related taxes..........      13,800               -               -              -
    Provision (benefit) for income taxes..............      (4,708)         (7,521)            (39)        (1,229)
    Interest and other financial costs, net...........      47,152          57,924          51,423         11,763
    Depreciation and amortization expense.............      62,690          64,347          60,301         14,573
    Transition expense................................         996               -               -              -
    Merger and recapitalization expenses..............      22,004               -               -              -
    Other non-cash charges (credits), net.............        (506)            493             605            150
                                                       -----------     -----------     -----------    -----------

 Adjusted EBITDA...................................... $   102,755     $   105,189     $   113,561    $    22,979
                                                       ===========     ===========     ===========    ===========

 Adjusted EBITDA for ratio measurement period......... $   102,755     $   105,189     $   113,561    $   116,452

 Interest expense coverage ratio:
    Actual ratio at period end........................        2.26x           1.94x           2.42x          2.55x
    Required ratio at period end(1)...................        -               1.60x           1.80x          1.80x
    Minimum amount of Adjusted EBITDA to meet
       required ratio.................................        -        $    86,537     $    84,625    $    82,265

                                                                                                     THREE MONTHS
                                                                                                         ENDED
                                                                 YEAR ENDED DECEMBER 31,               MARCH 31,
                                                      --------------------------------------------    --------------
                                                           2000            2001           2002             2003
                                                        (RESTATED)      (RESTATED)     (RESTATED)       (RESTATED)
                                                      --------------------------------------------------------------
                                                                (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)

 Leverage ratio:
    Actual ratio at period end........................        5.07x      -    5.09x      -    4.55x      -   4.37x
    Required ratio at period end(1)...................        -          -    5.25x      -    4.65x      -   4.65x
    Minimum amount of Adjusted EBITDA to meet
       required ratio.................................        -        $   101,884     $   111,192    $   109,315




         (1) The Senior Credit Facility included no financial ratio covenant requirements for the year ended December 31, 2000.

FORWARD-LOOKING STATEMENTS

         This current report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future prospects, developments and business strategies. The statements contained in this current report that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this report to identify forward-looking statements. These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by forward-looking statements. The following factors are among those that could cause our actual results to differ materially from the forward-looking statements:

     - competition from other travel center and truck stop operators, including additional or improved services or facilities of competitors;

     - the economic condition of the trucking industry, which in turn is dependent on general economic factors;

     -   increased environmental governmental regulation;

     - changes in governmental regulation of the trucking industry, including regulations relating to diesel fuel and gasoline;

     -   changes in accounting standards generally accepted in the United
         States;

     -   changes in interest rates;

     -   diesel fuel and gasoline pricing;

     -   availability of diesel fuel and gasoline supply; and

     - availability of sufficient qualified personnel to staff company-operated sites.

         All of our forward-looking statements should be considered in light of these factors and all other risks discussed from time to time in our filings with the Securities and Exchange Commission. We do not undertake to update our forward-looking statements to reflect future events or circumstances.




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




                                    SIGNATURE
                                    ---------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       TRAVELCENTERS OF AMERICA, INC.



                              By:      /s/   James W. George
                                       ----------------------------------------
                                       James W. George,
                                       Executive Vice President,
                                       Chief Financial Officer and Secretary




Date:  August 14, 2003




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